PRELIMINARY CORPORATE VENTURE AND INDUSTRIAL TECHNICAL COOPERATION AGREEMENT FOR SPECIFIC TERM

By this instrument, Ensurge, Inc., Salt Lake City Utah USA, with registered office at 2825 East Cottonwood Parkway, Suite 500, Salt Lake City, Utah 84121 801-990-3457, a Utah corporation existing under the laws of the State of Utah, Federal ID number or EIN: 87-0431533, herein represented by its managing-partner, Jordan M. Estra, hereinafter referred to as PARTY 1,

and

MINERAÇÃO NOVA ESPERANÇA, registered with the Taxpayers Registry of the Ministry of Finance under no. CNPJ 109.378.4410001-17, herein represented by the first contractor below, with registered office in the city of Poconé, state of Mato Grosso, at Rodovia MT 060 km 5, herein represented by its director, MOACYR DE CAMPOS, bearer of RG 68.91417SSPISP and registered with the Taxpayers’ Registry of the Ministry of Finance under no. CPF 081.587.032-91, Brazilian, medical doctor, married, the address of whom is Rua Cel.Teófilo, 470, São Francisco, city of Poconé - MT, CEP n. 78.175-000, hereinafter referred to as PARTY 2,

Hereby resolve and agree upon entering this AGREEMENT of corporate venture, industrial and technical cooperation (under mutual risk), for the purpose of providing mutual benefit to both businesses, in the physical location of PARTY 2, as set forth and governed by the following terms and conditions below:

Whereas, it is the intent of both parties to be bound by the general principle of mutual consent; and

Whereas, in good faith and mutual trust, the parties agree to undertake business actions between themselves; and

Whereas, both parties are fully capable of entering and carrying out legal actions, with no hindrance or obstacles thereto (including any declaration or agreement relative to marital relations); and

Whereas, both parties are aware that their relationship is international in scope;

THEREFORE, the Parties agree as follows:

SECTION 1. PURPOSE

PARTY 1 and PARTY 2 agree upon this preliminary agreement, as mandatory, for purposes of increasing gold production in the physical location of Party 2, acting as corporate venturers, to work together for the purpose of accomplishing an increase in gold production, (currently exclusive to Party 2), but only with regard to  the Gold Residue Recovery Project described herein, and not as to Party 2’s current and exclusive gold production activity.

1.2 All the real property,  housing, employee facilities, automobile and/or truck fleet, excavation equipment and other assets currently a part of Party 2’s current mineral mining operation, located at the address of PARTY 2, is and shall continue to be property of PARTY 2, and in no manner shall be deemed assigned to PARTY 1.

1.3 The purpose of this preliminary agreement is to identify the parties’ common interests and rights and to define the combined efforts of both parties as co-venturers, related to assets, rights, monies and other matters as agreed, including those contained in contractual amendments, if any.

1.4 The parties agree that they shall not represent or obligate the other party hereto to any third party or other partners (if any), whether acting nationally or internationally, and that they shall be responsible only for their own obligations and actions.

1.5 The management of the operation under this preliminary agreement shall be responsibility of both Parties. However, Party 1 shall not be entitled to impose obligations to other partners or associates of Party 2, and vice versa.

1.6 This agreement also includes as a material condition thereto an obligation of non-competition, and the parties agree upon strict loyalty in the achievement of their common goals, acting at all times within the limits expressly set forth herein in order to accomplish the parties’ common interests.

1.7 At all times hereunder, the parties shall be independent contractors, and each party shall maintain its individual identity and character; accordingly, this agreement shall not be deemed to create a merger or acquisition of the parties.

SECTION 2 TERM

This venture shall remain in force for 180 days, from the date of signature of this agreement, upon which term  the parties shall evaluate the mutual advantages and the possibility to enter a final agreement to permanently govern the relationship.

2.1 Notwithstanding the condition set forth in the prior paragraph, the parties agree that upon termination hereof, all obligations arising out of this agreement shall be calculated and duly settled between the parties, in the event that there should exist any positive or negative balance.

SECTION 3. RIGHTS AND OBLIGATIONS OF PARTY 1

Party 1, upon agreement by Party 2, represents as follows:

3.1 That it is aware and agrees that this agreement shall not, in any event, be deemed as purchase or sale of Party 2’s current activities, facilities or company.

3.2 That all costs associated with geological evaluation, project, engineering, equipment purchase, evaluation reports, technical studies projects, national licenses, and capital venture, as well as all other required documents necessary to carry out this agreement, shall be borne by Party 1, at its sole and exclusive cost and risk, according to its convenience and opportunity.

3.3 That Party 1 shall also be responsible for presenting to Party 2 such reports and legal documents that support the studies, progress and technical efforts to increase the production and extraction of the minerals owned by Party 2.

3.3.1 All informational reports shall be attached to this preliminary agreement and shall be submitted monthly in English and in Portuguese, always in two counterparts.

3.4 Upon signing this document, Party 1 shall promptly undertake the Engineering Scope Study, which shall include detailed geological evaluation of residual reserves at Party 2’s site and the development of a process technology to economically recover gold from the residual matter.

3.5 Each and every entrance and exit by Party 1 into Party 2’s site, for purposes of analysis, study, exploration, or any other purpose, shall be accomplished by the signature of a register with regard thereto, which shall also include information relating to the entrance and exit date and time, personal data of Party 1’s representatives and a statement certifying the removal of any tangible materials, any living creatures or any products.

3.6 Party 1’s rights to exploration and processing shall be limited only to the waste reserves (tailings) at Party 2’s site, and shall not extend to Party 2’s ongoing and continuous gold and mineral exploration and mining activities, which are and shall continue to be Party 2’s sole and exclusive right.

3.7 In accordance with the above, the parties agree that Party 1 shall install machinery, which shall remain its sole property, as well as manpower, technology, and providing the availability of its technical staff to Party 2, to achieve their goals.

3.7.1 The machinery, vehicles and/or truck fleet, technical instruments for the industrial activity or of any other asset placed by Party 1 shall be Party 1's sole and exclusive property. Notwithstanding this provision, it shall be necessary that Party 1 be able to demonstrate its ownership of said property in order to enter Party 2’s site for the purpose of placing said property thereon..

3.7.2 Each and every entrance of goods by Party 1, in accordance with the terms of paragraph 3.7.1 above, shall always be according to the legal proof of ownership of the property, and Party 2 shall be provided with a copy of such document for archival purposes or inspection by competent authorities.

3.7.3 Party 1 shall be solely responsible for maintenance of those items described in paragraphs 3.7.1 and 3.7.2 above.

3.7.4 The parties agree that Party 2 may use all the machinery entering Party 2’s site, and/or instruments, trucks and others to exploit the mineral waste (tailings), which shall be considered as loaned to (but not owned by) Party 2, for purposes of compliance with this agreement, and for the term set forth by the parties.

3.7.5 Issues related to security shall be discussed in a final agreement, under feasible circumstances for both parties.

3.8 Party 1 understands that it is estimated that the Engineering Scoping Study shall cost approximately US$ 250,000 (Two Hundred Fifty Thousand dollars), the sole risk and cost of which shall be borne by Party 1.

3.9 The parties agree that Party 1 shall directly engage and retain all employees and complementary technicians, and that Party 1 shall be legally and extrajudicially responsible for all acts in this regard, with the proviso that it shall afford previous notification to Party 2 about any change in relation thereto.

3.10 Party 1 shall be entitled to the corresponding portion of net profits (upon tax deduction) arising out of the operation regarding gold production resulting from works with waste matter (tailings), at 50% (fifty per cent) for Party 1 and 50% (fifty per cent) for Party 2.

3.10.1 For purposes of this agreement, net profit shall be the total revenue from the sale of gold (resulting from waste [tailings]), upon deduction of the following costs:

a.            Transportation and refining costs;

b.            Manpower, including employee benefits;
c.            Management, including, without limitation: facilities management, accounting;
d.            Power supply;
e.            Consumable materials used in this project;
f.            Maintenance expenses, including spare parts and manpower;
g.            Taxes incurring over the operation; and
h.            Insurance

3.11. Upon conclusion of the Engineering Scoping Study (which shall be made available to the parties within 90 days from the signature of this agreement), and assuming that the Engineering Scoping Study shows that the project is economically and technically feasible, at Party 1’s sole costs and risks, within the same term above, Party 1 shall:

a         Commission the required processing equipment;
b.        Arrange for the delivery of such equipment at the mine in Poconé, MT, Brazil; and
c.        Supervise its installation and operation;

3.12 Within 45 days from the beginning of production at the Gold Residual Recovery Project, Party 1, at its sole discretion, shall be entitled to metallurgically evaluate the existing mineral milling and gold recovery operations, in order to develop an enhanced processing technology for purposes of increasing gold production relative to the current mining operations.

3.12.1 The evaluation in 3.12 shall be fully borne by Party 1, which shall provide the results in a written Metallurgic Evaluation report submitted to Party 2.

3.12.2 For purposes of section 3.12, production shall be deemed as beginning  upon production of the first gold bar.

3.12.3 Should the metallurgic evaluation demonstrate the economic and technologic feasibility of an improvement and increase of production relative to the current primary gold mining activities (referred to as “Primary Recovery Enhancement Project), within thirty days, Party 1, at its sole cost and risk, may undertake the measures set forth in item 3.11, "a", "b", "c" and "d".

3.13 After the Gold Residual Recovery Project and the Primary Recovery Enhancement Project have commenced, Party 1, also at its sole cost, shall carry out a geological evaluation of the Property for possible mineral leasing, of the entire site owned by Party 2, for purposes of developing a mineral reserve calculation consistent with international mining standards, with the intent to improve methods to:

a.         Improve control relative to the range of productive minerals in the mine;

b.        Reduce mining of non-productive earth which either contain no gold or are of very limited value, to be recovered in economic way;

c.        Increase productive mining weight; and

d.        Reduce the gold production cost per ounce

3.14 Party 1 shall also be fully responsible for the payment of all amounts set forth in section 5.

3.15 Party 1 shall be responsible to third parties for damages arising out of product failure as a result of inadequate or omitted technical information.

3.16 Party 1 is aware that, in addition to that weekly paid rest period provided by the law relative to professional or other labor activities, there shall also exist an obligation that no activity, study, visit, and/or evaluation, [or] excavation shall occur from 04:00 pm on Friday until 07:00 pm on Saturday.

3.17 In the event that performance of this preliminary agreement requires that changes be employed with regard to geography, safety, organization, or other changes, such shall be the sole monetary responsibility of Party 1.

3.18 Calculation of the amount of gold produced, within the limits of this agreement, as well as its payment shall be done by independent auditors, to be retained at Party 1’s costs and responsibility, at all times upon approval by Party 2.

3.18.1 The amount found shall be divided equally between the parties hereto. The distribution of amounts due to each party shall be done within five (5) working days of the end of each month of operation.

SECTION 4. RIGHTS AND OBLIGATIONS OF PARTY 2

4.1 Party 2 shall facilitate, and shall not impede in any manner Party 1’s technical and transitory activities at its site, through the provision of information and documents, when requested.

4.2 As a result of this joint operation and temporary association, Party 2 shall be entitled to the corresponding portion of net profits (after deduction of taxes) arising out of the operation regarding gold production resulting from the project relative to the waste matter [tailings], at 50% (fifty per cent) for Party 1 and 50% (fifty per cent) for Party 2.

4.2.1 For purposes of this agreement, net profit shall be the total revenue from the sale of gold (resulting from waste [tailings]), upon deduction of the following costs:

a.	Transportation and refining costs;
b.	Manpower, including employee benefits;
c.	Management, including, without limitation: facilities management, accounting; power supply
e.	Consumable materials used in this project;
f.	Maintenance expenses, including spare parts and manpower;
g.	Local taxes not related to the revenue, if any, and taxes paid by the party related to employee’s wages;
h.	Insurance

4.3 Party 2 agrees that it shall not enter any agreement with any party, other than Party 1, to evaluate the Residual Recovery Project, the Primary Recovery Enhancement Project or the overall geological evaluation of its properties, nor shall Party 2 sell its equity while the parties hereto are evaluating the potential to proceed with the subsequent steps set forth in this Agreement.

4.4 This Agreement shall not limit the exclusive right of Party 2 and/or third parties assigned by it, to use, enjoy and produce from the site and everything therein, including existing minerals.

4.5 The Parties agree that any gold produced from the tailings shall be weighed on site, upon extraction, and duly accounted for.

4.6 Notwithstanding this corporate venture between the parties, the parties agree that administration and management of the business shall be responsibility of Party 2, at its costs and risks, and under its jurisdiction.

4.7 It is also understood that Party 2 declares that it acts as a borrower of all equipment, machinery and/or instrument entered into its site, under the appropriate property ownership documents, and that maintenance of such equipment is not Party 2's responsibility.

4.8 For all fiscal, social security, criminal, civil and/or environmental purposes, under Brazilian laws, Party 2 shall not be responsible for any illegal and/or irregular act perpetrated by Party 1.

4.9 Party 2 shall be entitled, at its costs, to retain assistants, technicians, evaluators and/or supervisors to extrajudicially and technically accompany activities engaged in by Party 1, in order to protect Party 2’s interests, including reports, inspections, visits or other activities.

SECTION 5. COMPENSATION

5.1 With regard to compensation due and in connection with this venture, for all purposes, the currency for payment shall be shall be the Brazilian real. Therefore, all amounts shall be converted into Brazilian reals (R$).

5.1.1 The exchange rate shall be that in force on the date of transfer of amounts under this agreement. As consideration for the exclusivity provided to Party 1 under this preliminary agreement, and the opportunity to carry out the studies set forth herein, Party 1 shall pay to Party 2 the following amounts:

5.2 Party 1 shall pay to Party 2, in cash, the amount of US$ 50,000 (Fifty Thousand Dollars) within seven (7) working days from the signing of this agreement, to be deposited into account 104586-3, Branch 7619, at Unibanco, Bank no. 409, in the name of Moacyr de Campos, CPF n. 081.587.032.91, phone (65) 9982-4588, Swift UBBRBRSP, or any account that Moacyr de Campos indicates; and the deposit slip issued by the bank shall be evidence of payment for all due purposes.

5.2.1 Party 1 shall send by email a copy of the deposit slip to the following email addresses: raquelfonsuol.com.br, escritorio.ivelise@aasp.orq.br, ivelise.fonseca@uol.com.br .

5.2.2 In the event of a conflict of bank information, Party 1 shall be responsible for requesting necessary information, with no prejudice to the responsibility to pay the amount set forth above.

5.3 Party 1 shall pay to Party 2, in cash, the amount of US$ 50,000 (Fifty Thousand Dollars) upon conclusion of the Engineering Scoping Study, described above in item 3.4 in this Agreement, should Party 1 determine that it will proceed to move forward with the deployment and operation of the Gold Residual Recovery Project.

5.4 In the event that the Engineering Scoping Study, carried out by Party 1, indicates that there are 100,000 ounces of gold (3,110,348 grams of gold), an additional bonus in the amount of US$ 1,000,000 (one million dollars) shall be paid by Party 1 to Party 2 upon the beginning of production of the Gold Residual Recovery Project.

5.4.1 The beginning of production of the Gold Residual Recovery Project shall be deemed upon production of the first gold bar. Additional payments of US$ 1,000,000 (one million dollars) shall be made by the end of month 12, month 24 and month 36, from the beginning of the Gold Residual Recovery Project. These additional payments shall only be made if the Gold Residual Recovery Project is still operating when payments are due.

5.5 In the event that the Engineering Scoping Study indicates that there exist less than 100,000 ounces of gold (3,110,348 grams of gold), payments set forth in item 5.4 shall not be made.

5.6 Party 2 shall also receive [from Party 1] US$ 250,000 (Two Hundred Fifty Thousand Dollars) in cash, at every annual anniversary of the beginning of the Gold Residual Recovery Project; that is, at the end of months 12, 24, 36, 48, 60, and successively, upon the beginning of the Gold Residual Recovery Project (as described above), while the project is operational.

5.7 Party 2 shall be entitled to the payment by Party 1 of US$ 100,000 (one hundred thousand dollars) upon conclusion of the Evaluation referenced in paragraph 3.12 hereunder, in the event that Party 1 chooses to proceed with the Mine Recovery Enhancement Project.

5.8 Party 2 shall also be entitled to US$ 100,000 (one hundred thousand dollars) at the beginning of the Mine Recovery Enhancement Project as set forth in paragraph 3.12. The beginning shall be deemed upon production of the first gold bar under the project.

5.9 Party 2 shall also receive US$ 250,000 (two hundred fifty thousand dollars) from Party 1, at every annual anniversary of the beginning of the [Mine Recovery Enhancement] Project, as set forth in 3.12, that is, by the end of months US$ 250.000, 3.12, 12, 24, 36, and successively, upon the beginning of the Project, while the project is operational.

5.10 Except for compensation due under paragraph 5.2, all other amounts shall be deposited to the account assigned by Party 2.

SECTION 6. MISCELLANEOUS

6.1 The parties agree that all documents exchanged between them, whether hardcopy or electronic, in order to be valid and effective, shall be translated into Portuguese.

6.2 All projects, analysis results, reports, shall be provided to Party 2, under penalty of breach of contract, under the terms in paragraph 6.1.

6.3 Both parties acknowledge the existence of this international agreement, but Party 1 represents for all due purposes that it waives its rights to the jurisdiction of any other location, being subject, for all due purposes to the Brazilian Law, Brazilian Civil Code and other rules, bureaus or administrative acts.

6.4 All compensation due to Party 2 shall be paid in the account assigned by Party 2, whether by email and/or amendment to this preliminary agreement, under penalty of breach of contract, without prejudice to any other rights hereunder.

6.5 By this paragraph, it is reiterated herein that this agreement is preliminary, bilateral, temporary, and shall not be deemed as transfer of property, creation of a new company, the dissolution of any company, or assignment of any right.

6.6 [Omitted]

6.7 The parties agree that during the term of this agreement, Party 1 shall have preemptive rights to acquire Mineração Nova Esperança, Party 2’s site.

6.8 This preliminary agreement recognizes that, periodically, Party 2 may receive other purchase proposals for its company.

6.8.1 Upon signing this agreement, any offer received in good faith by Party 2 from a third party other than Party 1 shall be submitted to Party 1 within 10 (ten) days from the receipt thereof.

6.8.2 Upon receiving the offer, Party 1 may exercise its preemptive right. This preemptive right shall be extended for twenty (20) days from the time the written proposal is submitted to Party 1;. Oral communication of those offers shall not be deemed as adequate notice under this agreement.

6.8.3 Should Party 1 fail to exercise its preemptive right within forty five (45) days, upon notice by Party 2 of the offer in good faith, Party 2 may continue negotiations relative to the proposal presented by third party.

6.8.3.1 Notwithstanding the preemptive right of Party 1, Party 2 shall not be obliged to accept its [Party 1’s] proposal if Party 2 determines that it is not financially satisfactory.

6.9 Both Parties shall notify any potential acquiring third party about the terms in this preliminary agreement and shall inform any party interested in acquiring Party 2 that such acquiring third party shall be required to accept the position of Party 2 under this agreement, in the event that the sale falls within the term of this agreement.

6.10 If the Engineering Scoping Study or Evaluation indicate that there is no economic or technologic feasibility to (1) recover gold from residual [tailings] or 2) primary extraction, Party 1 shall have the right to not proceed with additional developments or further evaluations.

6.10.1 In such a case, Party 1 shall provide to Party 2 all reports and documents related to the Engineering Scoping Study or Evaluation, and this agreement shall be terminated.

SECTION 7. PENALTY CLAUSE (LIQUIDATED DAMAGES)

7.1 Should Party 2 engage in discussions or evaluations or establish any legal operation related to this agreement or partnership with a third party, or sell its equity in its mining operations to a third party, Party 1 shall be entitled to damages in the amount invested by Party 1.

7.2 Should either party fail to comply with its obligations hereunder, or fail to respect the rights set forth herein, it shall be subject to liquidated damages in the amount of US$ 70,000 (seventy thousand dollars), without prejudice to other penalties.

SECTION 8. FINE

Failure to pay amounts due hereunder in a timely manner, regarding Compensation, shall cause incurrence of interest at 1% (one per cent) per month, calculated from the payment due date until effective payment, and monetary adjustment according to IGP-M by FGV.

8.1 In case of delay to pay amounts in item 5.1, the amount in section 7.2 shall also apply for contractual non-compliance.

SECTION 9. GUARANTEE

The parties also agree that, to guarantee this preliminary agreement, collaterals shall be presented upon signature of the final agreement.

SECTION 10. FINAL TERMS

10.1 Within 40 days after the signing hereof, Party 1 shall identify its representative, with office in Brazil, for purposes of service of legal process, which designation shall constitute part of this preliminary agreement.

10.2 The parties agree that upon termination of this agreement, the parties shall be entitled to enter into a final agreement, to be prepared and mutually agreed upon.

10.3 For any activity under this agreement, whether sale, technology, exploitation, partnership and other legal acts, the applicable law shall be that of the country of Brazil.

10.4 The parties agree that any claims arising from this agreement shall be determined by the Brazil-Canada Arbitration Chamber, located in São Paulo, that each party shall bear its own expenses in relation thereto, and that the non-prevailing party shall pay all costs relative thereto.

10.5 In the event of a claim arising under paragraph 10.4 hereunder, the parties agree that Party 1 shall present within ten (10) working days the name of its legal representative, duly set forth in a power of attorney, with special powers, including to be summoned by legal process. There shall be a power of attorney duly signed.

10.5.1 The assignment of arbitrators shall be appointed by the Chamber.

10.5.2 Upon signing this agreement, the parties also agree upon the arbitration clause to solve conflicts.

10.6 All technical information, including, without limitation, study reports, evaluation reports, and others, as well as all acts perpetrated during the term of this agreement, documents and data, are confidential and may not be disclosed to third parties, under any circumstances, including the termination of this agreement.

SECTION 11 TERMINATION

11- This agreement may be terminated by either party, with no penalty and/or indemnity under the following circumstances:

a)            Regulatory and/or legal issues that prevent performance of the agreement;
b)            In case of exhaustion of gold reserves;
c)            Should the business object of this agreement not be profitable;
d)            In case of information that prejudices either party, including images, commercial representations, or others.
e)            Mutual agreement between the parties.

12- A claim arises under Section 7 hereof, as follows:

a) when notice is sent by the innocent party to the defaulting party, and it does not cure the breach within three (3) days from the notice date;

b) in case of breach of contractual confidentiality or other contractual non-compliance.

In witness whereof, the parties sign this preliminary agreement before witnesses below, in two counterparts of equal validity.

The parties choose the court of the capital of São Paulo to solve any conflict when the Arbitration Chamber is not sufficiently competent.

Accepted, signed and delivered:

São Paulo, August 26th, 2010

______________________	_____________________
Moacyr de Campos	Jordan M. Estra
On behalf of Mineração	President and Executive Director
Nova Esperança and Família Campos	Ensurge, Inc.

Witness 1 ____________________________

Witness 2 ____________________________